AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1999.

                                                    Registration No. 333 -

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                          HOMESEEKERS.COM, INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

        Nevada                                                 87-0397464
        ------                                                 ----------
(State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                          Identification No.)

                          6490 South McCarran Boulevard
                                   Suite D-28
                               Reno, Nevada 89509
                                 (775) 827-6886
               (Address, including Zip Code, and Telephone Number,
        including Area Code, of Registrant's Principal Executive Offices)

                             Gregory L. Costley, CEO
                          HomeSeekers.com, Incorporated
                    6490 South McCarran Boulevard Suite D-28
                               Reno, Nevada 89509
                                 (775) 827-6886
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                                   Copies to:

                             Patrick J. Leddy, Esq.
                           Jones, Day, Reavis & Pogue
                               901 Lakeside Avenue
                               Cleveland, OH 44114
                                 (216) 586-7290

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                          Proposed           Proposed
                                                           Maximum            Maximum          Amount of
 Title of Shares                   Amount to            Offering Price       Aggregate       Registration
to be Registered                 be Registered(1)        Per Share(2)      Offering Price         Fee
----------------                 ----------------        ------------      --------------         ---
Common Stock, par value
$.001 per share(3)                6,188,619(4)             $ 11.8125        $ 73,103,062      $7,233.03(4)

--------------------

(1) The shares of common stock being registered hereunder are being registered for resale by the selling shareholders named in the prospectus and consist of an aggregate of 4,948,649 shares of outstanding common stock the selling shareholders own outright and an aggregate of 1,239,970 shares issuable to the selling shareholders upon exercise of outstanding warrants.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (g) based on the average of the high and low prices on the Nasdaq SmallCap Market on December 2, 1999.

(3) Pursuant to Rule 416, there are also being registered such additional shares of common stock as may be issuable pursuant to the anti-dilution provisions of the warrants.

(4) Includes 3,869,227 shares previously registered on a registration statement on Form SB-2 (Registration No. 333-73441), which are being carried forward and included in this Registration Statement pursuant to Rule 429 under the securities act. The registrant paid Registration Fees of $9,092.58 on March 5, 1998 in connection with the original registration of 7,922,782 shares. Therefore, the Registration Fee has been calculated on the Registration of 2,319,392 shares.

                            -------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS  (Subject to Completion)
Dated December 3, 1999

                                6,188,619 Shares
                          HOMESEEKERS.COM, INCORPORATED
                                  Common Stock

         This prospectus relates to the proposed sale of 6,188,619 shares of common stock, $.001 par value per share, of HomeSeekers.com, Incorporated by certain selling shareholders, of which 1,239,970 shares are underlying warrants. The selling shareholders acquired their shares in transactions not involving a public offering. We will not receive any proceeds from the sale of the shares by the selling shareholders. However, we will receive the proceeds from the cash exercise of any warrants.

         The selling shareholders may, from time to time, offer their shares of common stock through public or private transactions at prevailing market prices or privately negotiated transactions.

         Our common stock is traded on the Nasdaq SmallCap Market under the trading symbol "HMSK". On December 2, 1999, the closing price for our common stock was $11.750 per share.

                              ---------------------

         See "Risk Factors" on page 3 for certain risks you should consider before you purchase any shares.

                              ---------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ----------------------

              The date of this prospectus is ______________, 1999.

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Risk Factors..............................................................3

The Company...............................................................13

Use of Proceeds...........................................................13

Selling Shareholders......................................................14

Plan of Distribution......................................................19

Legal Matters.............................................................20

Experts  .................................................................20

Indemnification...........................................................20

Where You Can Find More Information.......................................20

Incorporation of Certain Documents by Reference...........................21

                                  RISK FACTORS

         You should carefully consider the risks described below before buying shares of our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

                  INVESTING IN OUR COMMON STOCK MAY EXPOSE YOU
                TO THE FOLLOWING RISKS INHERENT IN OUR BUSINESS.

         WE CURRENTLY ARE NOT PROFITABLE AND MAY RECORD SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE.

         We incurred a net loss of $2.6 million for the three months ended September 30, 1999 and an aggregate net loss of $7.6 million for the two-year period ended June 30, 1999, including net losses of $4.8 million and $2.8 million for the years ended June 30, 1999 and 1998, respectively. We have an accumulated deficit as of September 30, 1999 of $17.8 million. We may record significantly greater net losses for the foreseeable future, as we expect to incur significant expenses in the foreseeable future. These expenses will include product development expenses, sales and marketing costs, general administrative expenses and acquisition costs. There can be no assurance that we will achieve sufficient additional revenues to offset anticipated operating and acquisition costs. We will continue to have high levels of operating expenses and will be required to make significant expenditures in connection with our product development activities and our sales and marketing infrastructure development. We may never achieve profitability. If we fail to achieve profitability or sustain or increase profitability if we achieve it, our business, operating results and financial condition will be materially harmed.

         MARKET COMPETITION AMONG OUR EXISTING AND POTENTIAL COMPETITORS MAY ADVERSELY AFFECT OUR BUSINESS.

         The market for on-line real estate content and e-commerce providers is rapidly evolving and highly competitive, and we expect competition to intensify in the future. Our failure to maintain and enhance our competitive position could seriously harm our business. The technological and other requirements to remain competitive are changing continually, and we must be able to respond to changes in the industry in order to remain competitive. Our competitors vary in size and in the scope and breadth of products and services they offer.

         Our principal competitors for real estate professionals, homebuyers, sellers and renters and related content include:

               o Websites offering real estate listings together with other related services, such as homestore.com, Apartments.com, CyberHomes, HomeHunter.com, iOwn, LoopNet, Microsoft's HomeAdvisor, NewHomeNetwork.com and RentNet;

               o Websites offering real estate related content and services such as mortgage calculators and information on the home buying, selling and renting processes;

               o general purpose consumer Websites such as AltaVista and Yahoo! that also offer real estate-related content on their site; and

               o    traditional print media such as newspapers and magazines.

         Our principal competitors for advertising revenues include:

               o Web portals and other general purpose consumer Websites such as AltaVista, America Online, Excite, Lycos, Netscape's Netcenter and Yahoo!;

               o online ventures of traditional media, such as classified advertising services offered through daily and other newspapers' Websites; and

               o traditional media such as newspapers, magazines and television.

         The barriers to entry for Web-based services and businesses are low, making it possible for new competitors to proliferate rapidly. In addition, parties with whom we have listing and marketing agreements could choose to develop their own Internet strategies or competing real estate sites upon the termination of their agreements with us. Many of our existing and potential competitors have longer operating histories in the Internet market, greater name recognition, larger consumer bases and significantly greater financial, technical and marketing resources than we do, and thus could respond more quickly to changing opportunities, technology and consumer demands. Also, some of our current and potential competitors have better name recognition and more extensive customer bases that may allow them to gain additional market share to our detriment. These competitors may be able to undertake more extensive promotional activities and adopt more competitive pricing policies for advertising and goods and services than we can. In addition, our competitors, especially those with greater resources than we have, could significantly enhance their product offerings by developing improved technology solutions or offering daily updates of listings. This could significantly reduce or eliminate any competitive advantage we currently might have and, accordingly, could significantly harm our business.

         Competitive pressures may make it difficult for us to acquire market share. We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current and future competitors, our business and prospects will be seriously harmed.

         OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT
FLUCTUATIONS.

         Our results of operations could vary significantly from quarter to quarter. In the near term, we expect to be substantially dependent on sales of our advertising products and services. We also expect to incur significant sales and marketing expenses to promote our brand and services. Therefore, our quarterly revenues and operating results are likely to be particularly affected by the number of persons purchasing advertising products and services as well as sales and marketing expenses for a particular period. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to the shortfall.

         Other factors that could affect our quarterly operating results include those described below and elsewhere in this prospectus:

               o the amount of advertising sold on our Website and the timing of payments for this advertising;

               o the level of renewals for our advertising products and services by real estate agents and brokers;

               o the amount and timing of our operating expenses and capital expenditures;

               o    costs related to acquisitions of businesses or technologies;

               o    changes in the mix of products and services we sell; and

               o increased sales, marketing, administrative and research and development expenses.

         Our quarterly revenues increased 285% from the quarter ended September 30, 1998 to the quarter ended September 30, 1999 and 70% from the quarter ended June 30, 1999 to the quarter ended September 30, 1999. We do not believe that these rates of growth are indicative of future growth in revenues, if any, that we can expect in the future. Accordingly, we believe that period-to-period comparisons of our operating results may not be meaningful, and you should not rely on these comparisons as an indication of our future performance. Our operating results may fall below the expectations of investors. In this event, the market price of our common stock would likely fall.

         OUR BRAND MAY NOT ACHIEVE THE BROAD RECOGNITION NECESSARY TO SUCCEED.

         We believe that broader recognition and a favorable consumer perception of the HomeSeekers.com brand are essential to our future success. Successful positioning of the HomeSeekers.com brand will largely depend on the success of our advertising, marketing and promotion efforts and our ability to continue to provide high quality real estate content. We intend to pursue an aggressive brand development strategy, which will include substantially larger advertising, marketing and promotional programs than those historically undertaken by us. These initiatives will involve significant expense. If our brand development strategy is unsuccessful, these expenses may never be recovered and we may never be able to generate a profit.

         WE MUST CONTINUE TO OBTAIN LISTINGS FROM REAL ESTATE AGENTS, BROKERS, HOMEBUILDERS, MULTIPLE LISTING SERVICES AND PROPERTY OWNERS.

         We believe that our success depends in large part on the number of real estate listings received from agents, brokers, homebuilders, MLSs and residential, rental and commercial property owners. Many of our agreements with MLSs, brokers and agents to display property listings have fixed terms, typically 12 to 30 months. At the end of the term of each agreement, the other party may choose not to continue to provide listing information to us and may choose to provide this information to one or more of our competitors instead. In addition, some of these providers of listings may choose to provide their listings to one or more of our competitors on an exclusive basis. In particular, at least one of our competitors has entered into exclusive listing arrangements with a significant number of MLSs. In order for us to display listings covered by these arrangements, we seek to obtain the consent of the individual brokers who provide these listings to the MLSs. Accordingly, these listings can be more difficult to obtain and involve more recruiting costs to acquire them. Our use of these listings could potentially subject us to claims by the parties to these exclusive listing arrangements. If our competitors are successful in increasing the number of exclusive listing arrangements with MLSs or large groups of brokers, we may be limited in the number of listings we are able to display on our Website and our business may be harmed. We have expended significant amounts to secure agreements for listings of real estate for sale and may be required to spend additional large amounts or offer other incentives in order to renew these agreements. If owners of large numbers of property listings, such as large brokers, MLSs, or property owners in key real estate markets choose not to renew their relationship with us, our Website could become less attractive to other real estate industry participants or consumers.

         IT IS IMPORTANT TO OUR SUCCESS THAT WE SUPPORT OUR REAL ESTATE PROFESSIONAL CUSTOMERS.

         Since many real estate professionals are not sophisticated computer users and often spend limited amounts of time in their offices, it is important that these customers find that our products and services significantly enhance their productivity and are easy to use. To meet these needs, we provide customer training and have developed a customer support organization that seeks to respond to customer inquiries as quickly as possible. If our real estate professional customer base grows, we may need to expand our support organization further to maintain satisfactory customer support levels. If we need to enlarge our support organization, we would incur higher overhead costs. If we do not maintain adequate support levels, these customers could choose to discontinue using our service.

         BECAUSE WE HAVE EXPANDED OUR OPERATIONS, OUR SUCCESS WILL DEPEND ON OUR ABILITY TO MANAGE OUR GROWTH.

         We have experienced, and expect to continue to experience, periods of rapid growth that strain our administrative, financial and operational resources. Our ability to manage any staff and facilities growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, to install new management information and control systems and to train, motivate and manage our employees. There can be no assurance that we will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support our future operations. If we are unable to hire, train and retain qualified systems engineers and consultants to implement these services or are unable to manage the post-sales process effectively, our ability to attract repeat sales or provide references could be materially adversely affected, thereby limiting our growth opportunities. If our management is unable to manage growth effectively, which would happen if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve adequate performance levels, our business, financial condition and results of operations would be adversely affected.

         OUR BUSINESS OPERATIONS DEPEND ON THE CONTINUING CONTRIBUTION OF OUR KEY PERSONNEL.

         Our future success depends to a significant extent on the continued service of our key technical and senior management personnel. Loss of the services of any of Gregory L. Costley, our Chairman of the Board and Chief Executive Officer, John Giaimo, our President and Chief Operating Officer, Douglas Swanson, our Vice Chairman and Executive Vice President, Greg Johnson, our Chief Technology Officer, or James A. Dykstra, our Chief Financial Officer, could have an adverse effect on our business, financial condition and results of operations.

         Mr. Costley joined us in August 1999 and Mr. Dykstra joined us in September 1999. As a result, our senior management does not have a history of working together as a team. Failure to maintain an effective team of senior managers would adversely affect the operation of our business.

         WE MUST ATTRACT AND RETAIN PERSONNEL WHILE COMPETITION FOR PERSONNEL IN OUR INDUSTRY IS INTENSE.

         We may be unable to retain our key employees or to attract, assimilate or retain other highly qualified employees. We have from time to time in the past experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. Attracting and retaining qualified personnel with experience in the real estate industry, a complex industry that requires a unique knowledge base, is an additional challenge for us. In addition, there is significant competition among companies in the Internet industry for qualified employees. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business, financial condition and results of operations will be adversely affected.

         WE NEED TO CONTINUE TO DEVELOP OUR CONTENT AND OUR PRODUCT AND SERVICE OFFERINGS.

         To remain competitive we must continue to enhance and improve the ease of use, responsiveness, functionality and features of our Website. These efforts may require us to develop internally or to license increasingly complex technologies. In addition, many companies are continually introducing new Internet-related products, services and technologies, which will require us to update or modify our technology. Developing and integrating new products, services or technologies into our Website could be expensive and time consuming. For example, we may experience difficulties in integrating, or be unable to integrate, the technologies that we recently acquired from Terradatum with our MLS 2000 product to create an enhanced product for MLS data handling solutions. Any new features, functions or services may not achieve market acceptance or enhance our brand loyalty. If we fail to develop and introduce or acquire new features, functions or services effectively and on a timely basis, we may not continue to attract new users and may be unable to retain our existing users. Furthermore, we may not succeed in incorporating new Internet technologies or, in order to do so, we may incur substantial expenses.

         OUR RECENT ACQUISITIONS AND ANY FUTURE ACQUISITIONS MAY RESULT IN OUR NOT ACHIEVING THE DESIRED BENEFITS OF THE TRANSACTION. RISKS RELATED TO OUR ACQUISITIONS INCLUDE:

               o difficulties in assimilating the operations of the acquired businesses;

               o    potential disruption of our existing businesses;

               o    assumption of unknown liabilities and litigation;

               o our inability to integrate, train, retain and motivate personnel of the acquired businesses;

               o    diversion of our management from our day-to-day operations;

               o our inability to incorporate acquired products, services and technologies successfully into our Website;

               o potential impairment of relationships with our employees, customers and strategic partners; and

               o inability to maintain uniform standards, controls procedures and policies.

         Our inability to successfully address any of these risks could adversely affect our business, financial condition and results of operations.

         WE DEPEND ON THIRD-PARTY RELATIONSHIPS, MANY OF WHICH ARE SHORT-TERM OR TERMINABLE, TO GENERATE ADVERTISING AND PROVIDE US WITH CONTENT.

         We depend, and will continue to depend, on a number of third-party relationships to increase traffic on HomeSeekers.com and thereby generate advertising and other revenues. Outside parties on which we depend include unrelated Website operators that provide links to HomeSeekers.com and providers of real estate content. Many of our relationships with third-party Websites and other third-party service providers are not exclusive and are short-term or may be terminated at the convenience of either party. We cannot assure you that third parties regard our relationship with them as important to their respective businesses and operations. They may reassess their commitment to us at any time in the future and may develop their own competitive services or products.

         We cannot assure you that we will be able to maintain relationships with third parties that supply us with content or related products or services that are crucial to our success, or that such content, products or services will be able to sustain any third-party claims or rights against their use. Also, we cannot assure you that the content, products or services of those companies that provide access or links to our Website will achieve market acceptance or commercial success. Accordingly, we cannot assure you that our existing relationships will result in sustained business partnerships, successful product or service offerings or the generation of significant revenues for us.

         OUR SUCCESS IS DEPENDENT UPON THE INTELLECTUAL PROPERTY THAT WE USE IN OUR BUSINESS.

         We regard our Internet domain name, copyrights, service marks, trademarks, trade secrets and similar intellectual property that we use in our business as critical to our success. We rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures, contractual provisions and license and other agreements with employees, customers and others to protect our intellectual property rights. In addition, we may also rely on the third party owners of the intellectual property rights we license to protect those rights. Effective Internet domain name, copyright, service mark, trademark and trade secret protection may not be available in every country in which our products and services are made available online. The steps taken by us and other third parties to protect our intellectual property rights may not be adequate, and third parties may infringe or misappropriate the intellectual property and similar proprietary rights used in our business, which could have an adverse effect on our business, financial condition and results of operations.

         We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights we use. The resolution of any infringement claims may result in lengthy and costly litigation. Moreover, resolution of a claim may require us to obtain a license to use those intellectual property rights or possibly to cease using those rights altogether. Any of those events could have a material adverse effect on our business, financial condition and results of operations.

         OUR INTERNATIONAL BUSINESS IS SUBJECT TO A NUMBER OF RISKS ASSOCIATED WITH DOING BUSINESS ABROAD.

         Although we have not actively marketed our products and services to brokers, agents, homebuilders and other real estate professionals located outside of North America, we intend to market our Website and products and services globally. Our international business is subject to a number of risks generally associated with doing business abroad, including:

               o fluctuations in currency exchange rates, the impact of recessions in economies outside the United States and regulatory and political changes in foreign markets;

               o reduced protection for intellectual property rights in some countries; and

               o potential limits on use of some of our trademarks and licensed trademarks outside the United States.

         These factors could adversely affect our business, financial condition and results of operations. In addition, expansion into new international markets may present competitive challenges different from those we currently face. We cannot assure you that we will expand internationally or that any such expansion will result in profitable operations.

                  INVESTORS IN OUR COMMON STOCK ARE SUBJECT TO
          THE FOLLOWING RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

         OUR BUSINESS IS DEPENDENT ON THE STRENGTH OF THE REAL ESTATE INDUSTRY, WHICH IS BOTH CYCLICAL AND SEASONAL.

         The real estate industry traditionally has been cyclical. Recently, sales of real estate in the United States have been at historically high levels. Economic swings in the real estate industry may be caused by various factors. When interest rates are high or general national and global economic conditions are or are perceived to be weak, there typically is less sales activity in real estate. A decrease in the current level of sales of real estate and products and services related to real estate could adversely affect demand for our Website and our advertising products and services. In addition, reduced traffic on our Website would likely cause our advertising revenues to decline, which would adversely affect our business, financial condition and results of operations.

         We may experience seasonality in our business. The real estate industry experiences a decrease in activity during the winter. However, because of our limited operating history under our current business model, it is difficult for us to fully assess the impact of seasonal factors on our business. If we are unable to effectively manage our resources in anticipation of any seasonality of our revenues and the increased costs we may incur during periods of lower revenues, our business would be materially harmed.

         WE MAY PARTICULARLY BE AFFECTED BY GENERAL ECONOMIC CONDITIONS.

         Purchases of real property and related products and services are particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer and business spending and the overall economy, as well as regional and local economic conditions in markets where we operate, including:

              o   perceived and actual economic conditions;

              o   interest rates;

              o   taxation policies;

              o   availability of credit;

              o   employment levels; and

              o   wage and salary levels.

         In addition, because a consumer's purchase of real property and related products and services is a significant investment and is relatively discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries.

         WE HAVE RISKS ASSOCIATED WITH CHANGING LEGISLATION IN THE REAL ESTATE INDUSTRY.

         Real estate is a heavily regulated industry in the U.S. These regulations include the Fair Housing Act, the Real Estate Settlement Procedures Act and state advertising laws. In addition, states could enact legislation or regulatory policies in the future that could require us to expend significant resources to comply. These laws and related regulations may limit or restrict our activities. For example, we are limited in the criteria upon which we may base searches of our real estate listings and may not use criteria such as age or race. As the real estate industry evolves in the Internet environment, legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives. Should existing laws or regulations be amended or new laws or regulations be adopted, we may need to comply with additional legal requirements and incur resulting costs, or we may be precluded from certain activities. To date, we have not spent significant resources on lobbying or related government issues. Any need to significantly increase our lobbying or related activities could substantially increase our operating costs.

                 THE FOLLOWING RISKS INHERENT IN DOING BUSINESS
             OVER THE INTERNET COULD ADVERSELY AFFECT OUR BUSINESS.

         WE DEPEND ON INCREASED USE OF THE INTERNET TO EXPAND OUR REAL ESTATE RELATED ADVERTISING PRODUCTS AND SERVICES.

         If the Internet fails to become a viable marketplace for real estate content, information and e-commerce, our business will not grow. Broad acceptance and adoption of the Internet by consumers and businesses when searching for real estate and related products and services will only occur if the Internet provides them with greater efficiencies and improved access to information.

         IN ADDITION TO SELLING ADVERTISING PRODUCTS AND SERVICES TO REAL ESTATE PROFESSIONALS, WE DEPEND ON SELLING OTHER TYPES OF ADVERTISEMENTS ON OUR WEBSITE.

         Our business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected. Our ability to generate advertising revenues from selling banner advertising and sponsorships on our Website and products targeted at real estate professionals will depend on, among other factors, the development of the Internet as an advertising medium, the amount of traffic on our Website and our ability to achieve and demonstrate demographic characteristics among the users of our Website and other products and services that are attractive to advertisers. Many potential advertisers and their advertising agencies have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet-based advertising. No standards have been widely accepted to measure the effectiveness of Internet advertising. If these standards do not develop, existing advertisers might reduce their current levels of Internet advertising or eliminate their spending entirely. The widespread adoption of technologies that permit Internet users to selectively block out unwanted graphics, including advertisements attached to Webpages, could also adversely affect the growth of the Internet as an advertising medium. In addition, advertisers in the real estate industry, including real estate professionals, have traditionally relied upon other advertising media, such as newsprint and magazines, and have invested substantial resources in other advertising methods. These persons may be reluctant to adopt a new strategy and advertise on the Internet.

         GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES COULD AFFECT THE GROWTH OF THE INTERNET.

         A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain as to how existing laws will be applied to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the usage and demand for our services or increase our cost of doing business.

         Some local telephone carriers have asserted that the increasing popularity and use of the Internet have burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission to impose access fees on Internet service providers and online service providers. If access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the increasing use of the Internet. This could in turn decrease demand for our services or increase our cost of doing business.

         OUR INABILITY TO SECURE AND PROTECT OUR INTERNET DOMAIN NAME MAY ADVERSELY AFFECT OUR BUSINESS OPERATION.

         The www.HomeSeekers.com Internet domain name is our brand on the Internet. The acquisition and maintenance of Internet domain names generally is regulated by governmental agencies and their designees. Until recently, Network Solutions, Inc. was the exclusive registrar for the ".com," ".net" and ".org" generic top-level Internet domains in the U.S. In April 1999, however, the Internet Corporation for Assigned Names and Numbers, or ICANN, a new global non-profit corporation formed to oversee a set of the Internet's core technical management functions, opened the market for registering Internet domain names to an initial group of five companies. Network Solutions, Inc. still maintains the registry containing all the registrations in the generic top-level Internet domains. The market for registering these Internet domain names in the U.S. and in foreign countries is expected to undergo further changes in the near future. We expect the requirements for registering Internet domain names also to be affected. The relationship between regulations governing Internet domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring Internet domain names that are similar to, infringe upon or otherwise decrease the value of our Internet domain name, the trademarks and other intellectual property rights used by us and we may need to protect our rights through litigation. If we are unable to adequately protect our Internet domain name, our trademarks and other intellectual property rights or incur substantial costs in doing so, it could have an adverse effect on our business, financial condition and results of operations.

         TAXATION OF INTERNET TRANSACTIONS COULD SLOW THE USE OF THE INTERNET.

         The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made at the federal, state and local level and by various foreign governments to impose taxes on the sale of goods and services and other Internet activities. Recently, the Internet Tax Information Act was signed into law placing a three-year moratorium on new state and local taxes on Internet commerce. However, future laws may impose taxes or other regulations on Internet commerce, which could substantially impair the growth of e-commerce.

         WE DEPEND ON CONTINUED IMPROVEMENTS TO OUR COMPUTER NETWORK AND THE INFRASTRUCTURE OF THE INTERNET.

         Any failure of our computer systems that causes interruption or slower response time of our Website or services could result in a smaller number of users of our Website or the Websites and Webpages that we host for real estate professionals. If sustained or repeated, these performance issues could reduce the attractiveness of our Website to consumers and our advertising products and services to real estate professionals, providers of real estate related products and services and other Internet advertisers. Increases in the volume of our Website traffic could also strain the capacity of our existing computer systems, which could lead to slower response times or system failures. This would cause the number of real property search inquiries, advertising impressions, other revenue producing offerings and our informational offerings to decline, any of which could hurt our revenue growth and our brand loyalty. We expect that we will incur additional costs to upgrade our computer systems in order to accommodate increased demand if our systems cannot handle current or higher volumes of traffic.

         The recent growth in Internet traffic has caused frequent periods of decreased performance. Our ability to increase the speed with which we provide services to consumers and to increase the scope of these services is limited by and dependent upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services is dependent on the performance of and future improvements to the Internet.

         OUR INTERNAL NETWORK INFRASTRUCTURE COULD BE DISRUPTED.

         Our operations depend upon our ability to maintain and protect our computer systems, most of which are located at our facilities in Brea, California and Minden, Nevada. Our systems are vulnerable to damage from break-ins, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against fires, floods, and general business interruptions, the amount of coverage may not be adequate in any particular case.

         Experienced computer programmers, or hackers, may attempt to penetrate our network security from time to time. Although we have not experienced any material security breaches to date, a hacker who penetrates our network security could misappropriate proprietary information or cause interruptions in our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. We also may not have a timely remedy against a hacker who is able to penetrate our network security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss.

         WE COULD FACE LIABILITY FOR INFORMATION ON OUR WEBSITE AND FOR PRODUCTS AND SERVICES SOLD OVER THE INTERNET.

         We provide third-party content on our Website, particularly real estate listings. We could be exposed to liability with respect to this third-party information. Persons might assert, among other things, that, by directly or indirectly providing links to Websites operated by third parties, we should be liable for copyright or trademark infringement or other wrongful actions by the third parties operating those Websites. They could also assert that our third party information contains errors or omissions, and consumers could seek damages for losses incurred if they rely upon incorrect information.

         We enter into agreements with other companies under which we share with these other companies revenues resulting from advertising or the purchase of services through direct links to or from our Website. These arrangements may expose us to additional legal risks and uncertainties, including local, state, federal and foreign government regulation and potential liabilities to consumers of these services, even if we do not provide the services ourselves. We cannot assure you that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

         Even if these claims do not result in liability to us, we could incur significant costs in investigating and defending against these claims. Our general liability insurance may not cover all potential claims to which we are exposed and may not be adequate to indemnify us for all liability that may be imposed.

         WE FACE YEAR 2000 RELATED RISKS.

         Our computer systems could have failures or miscalculations resulting from issues with respect to the Year 2000, causing disruptions of operations, including, among other things, a temporary inability to process searches, post listings, track advertising or engage in similar normal business activities. Any significant Year 2000 failure could prevent us from operating our business, prevent users from accessing our Website or change the behavior of advertisers, consumers or persons accessing our Website.

         In addition, the parties that give us property listings may not accurately provide date data with respect to home and commercial real estate listings. For example, during the year 2000, a home constructed in 1900 might inadvertently be listed on our Website as a newly built home. A significant number of these failures could cause consumers to doubt the reliability of information contained in our listings with a potential resulting reduction in traffic on our Website. Any of these eventualities could adversely affect our business, financial condition and results of operations. Presently, we cannot reasonably estimate the duration and extent of any such interruption or quantify the effect it could have on our future revenues. If our present efforts to address Year 2000 issues are not successful, or if third party suppliers, licensors and providers of hardware, software and services on which we rely do not successfully address such issues, our business, operating results and financial condition would be substantially harmed.

                   PURCHASERS OF OUR COMMON STOCK ARE SUBJECT
            TO THE FOLLOWING RISKS ASSOCIATED WITH OUR COMMON STOCK.

         THE MARKET PRICE FOR OUR COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE BECAUSE THE MARKET FOR INTERNET-RELATED AND TECHNOLOGY COMPANIES IN PARTICULAR HAS BEEN HIGHLY VOLATILE.

         Investors may not be able to resell their shares of common stock following periods of volatility because the market reacts adversely to volatility. The trading prices of many technology and Internet-related companies' stocks reached historical highs within the last 52 weeks and reflect relative valuations that are substantially above historical levels.

         During the same period, these companies' stocks also have recorded lows well below historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that we can sustain our common stock's trading price.

         Many of the factors that might cause volatility in the market price of our common stock are beyond our control. These factors may materially and adversely affect the market price of our common stock, regardless of how we operate.

         WE ARE UNCERTAIN OF OUR ABILITY TO OBTAIN ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS.

         Our business is capital intensive, particularly with respect to product development costs associated with the design and creation of software products, and our plan to grow through acquisitions and strategic alliances. Accordingly, we will require additional capital to support and expand our operations. To the extent that revenues from operations are insufficient and additional funding is required, public or private financing may not be available when needed or may not be available on terms favorable or acceptable to us, if at all. Failure to secure additional financing, if and when needed, may have a material adverse affect on our ability to implement our proposed business strategy.

         WE MAY BE LIABLE FOR PRIOR FAILURES TO REGISTER SECURITIES IN A TIMELY MANNER.

         We have, from time to time, issued securities in private offerings and in connection with business combination transactions and have agreed to register those securities for subsequent public sale. We have not met our obligation to timely register those securities. As a result, we may be liable to some of our securityholders, which could adversely affect our business, financial condition and results of operations. Some of these registration rights may require us to register securities in the future. It is possible that we may not meet those obligations, which would subject us to further liability and could adversely affect our business, financial condition and results of operations.

         ANTI-TAKEOVER PROVISIONS COULD DELAY OR PREVENT A CHANGE OF CONTROL.

         Provisions of our articles of incorporation and bylaws and Nevada law, as well as provisions in our existing employment agreements with Gregory L. Costley, our Chairman of the Board and Chief Executive Officer, John Giaimo, our President and Chief Operating Officer, Doug Swanson, our Vice Chairman and Executive Vice President, and Greg Johnson, our Chief Technology Officer, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

         INVESTORS SHOULD NOT PURCHASE OUR COMMON STOCK WITH THE EXPECTATION OF RECEIVING CASH DIVIDENDS.

We currently intend to retain any future earnings for funding growth and, as a result, do not expect to pay any cash dividends in the foreseeable future.

                                   THE COMPANY

         Our company is known as HomeSeekers.com, Incorporated and we are a leading provider of online residential real estate information for use by homebuyers, real estate agents, mortgage and title insurance companies and other individuals. Through HomeSeekers (TM) (HomeSeekers), our proprietary Internet product available at www.HomeSeekers.com, or through HomeSeekers/CityNet (TM) (HomeSeekers/City Net), our proprietary Intranet product, users can search for a home within a specified geographical area and with desired features such as number of bedrooms and baths, security, and other added features and apply for a mortgage and title insurance.

         HomeSeekers is a Nevada corporation and its principal executive offices are located at 6490 S. McCarran Boulevard, Suite D-28, Reno, Nevada 89509, telephone number (775) 827-6886.

                                 USE OF PROCEEDS

         All shares of common stock being offered hereby will be sold by the selling shareholders for their own account. HomeSeekers will not receive any proceeds from such sales. However, we may receive up to $4,028,381 in the event all of the warrants are exercised (of which there can be no assurance). We intend to use any proceeds received from the exercise of warrants for working capital.

                              SELLING SHAREHOLDERS


SECURITIES COVERED BY THIS PROSPECTUS

         This prospectus covers a total of 6,188,619 shares of our common stock. Of these shares, 1,945,006 shares were issued in a private offering, which was made solely to accredited investors and completed during our fourth fiscal quarter of 1999. In connection with such private offering, we undertook to register the shares that were sold. An additional 4,243,613 shares were issued as all or a portion of the consideration for several business transactions we completed. As part of these transactions, we agreed to register the shares we issued.

         This prospectus includes 1,239,970 shares that may be issued in the event of the exercise of warrants, at exercise prices ranging from $1.47 per share to $6.25 per share. The warrants were issued for various business and investment-related purposes, in connection with which we agreed to register the shares issuable upon exercise of such warrants.

STOCK OWNERSHIP

         The following table sets forth, as of December 1, 1999, the name of each selling shareholder and the amount of shares of stock held directly or indirectly underlying the warrants owned by the selling shareholder at the date thereof. The table also shows the amount of shares of common stock being offered by the selling shareholder and the amount to be owned by the selling shareholder following the sale of all such shares of common stock.

                                                     Shares Owned   Shares Available                 Percentage of
                                                     Prior to this  Pursuant to this  Shares Owned    Class After   Material
             Selling Shareholder                       Offering        Prospectus    After Offering    Offering   Relationship
             -------------------                       --------        ----------    --------------    --------   ------------
Stephen D. Baksa                                       163,168          89,834           73,334            *       Consultant

Neil G. Berkman Associates                              25,000          25,000             --              *       Consultant

Medford Bragg                                           64,334          37,667           26,667            *       Consultant

Ken Burns                                                8,250           8,250             --              *             --

Cogent Alliance, Inc.                                  137,500         137,500             --              *             --

Covenant Partners, L.P.                                  2,500           2,500             --              *             --

Richard A. Fear                                         13,260          12,500              760            *             --

William B. Fretz                                        21,125          21,125             --              *             --

William B. Fretz Jr. Irrv Trust FBO Christopher

Bradlay Fretz Dated 6-26-98                             10,000          10,000             --              *             --

William B. Fretz Jr. Irrv Trust FBO Heather Nicole

Fretz Dated 6-26-98                                      5,000           5,000             --              *             --

Hemlock Investments                                      4,300           4,300             --              *             --

Lancaster Investment Partners                          150,000         150,000             --              *             --

Paula Peterson Runnells                                  8,250           8,250             --              *             --

Duane R. South & Genevieve A. South                      2,500           2,500             --              *             --

Specialties Enterprises, LLC                           156,223         110,267           45,956            *             --

The Vernon Corporation                                  12,500          12,500             --              *             --

Topaz Limited                                          100,000         100,000             --              *       Consultant

Conrad VonBibra TTEE Edith Von Bibra Trust              38,203          37,500              703            *             --

Conrad VonBibra                                         26,114          25,000            1,114            *             --

Walker Foundation                                       51,989          50,000            1,989            *             --

Robert Patrick White and Francis Susan White            13,094          12,500              594            *             --

Alexander Hyzer                                         12,732          12,500              232            *             --

Bradley N. Rotter Self Employed Pension Plan & Trust   333,333         333,333             --              *             (1)

Point West Ventures L.P.                               309,667         309,667             --              *             (2)

J. Steven Emerson IRA II Bear Stearns, Trustee          93,500            --                               *             --

Worthington Growth, L.P.                                80,000          80,000             --              *             --

Losty Capital Management                               200,000         200,000             --              *             --


                                       14

Circle T Partners, L.P.                                100,000         100,000             --              *             --

American High Growth Equities Retirement Trust          50,000          50,000             --              *             --

Porter Partners, L.P.                                   80,000          80,000             --              *             --

Express Marine, Inc.                                    18,000          18,000             --              *             --

Circle T International, LTD                             50,000          50,000             --              *             --

David Stone                                             20,000          20,000             --              *             --

Richard B. Stone                                        65,165          65,165             --              *             --

Ram-Potti                                               13,740          13,740             --              *             --

Emmet M. Murphy                                         33,333          33,333             --              *             --

Scott R. McQueen                                        15,000          15,000             --              *             --

Willis Financial Planning Services, Inc. Profit
Sharing Plan, D. Vernon Willis TTEE FBO                 22,667          22,667             --              *             --

EDJ Limited                                             20,000          20,000             --              *             --

Stephen R. Miraglia Trust v/a 5/28/87                   12,000          12,000             --              *             --

Michael C. Stead                                        17,000          17,000             --              *             --

Gary V. Vanier & Barbara D. Vanier TTEES for the
Trust dated June 30, 1992                               17,000          17,000             --              *             --

William Jeffrey III                                     16,667          16,667             --              *             --

John J. Harrison                                        16,667          16,667             --              *             --

Jerry Heymann                                           11,000          11,000             --              *             --

David S. Callan, IRA                                    15,000          15,000             --              *             --

The Blake Miraglia Revocable Living Trust                8,000           8,000             --              *             --

James Robert Phillips & Meredith Coleman Phillips
Revocable Trust Dates 8/23/93                           10,000          10,000             --              *             --

Harry Mittleman Revocable Family Trust                  10,000          10,000             --              *             --

McElroy EBD Trust, Edith Bogart Dagley, Trustee          1,000           1,000             --              *             --

Laurence D. Keller                                      10,000          10,000             --              *             --

Robert H. Getz                                           9,999           9,999             --              *             --

Evan S. Malik                                            7,000           7,000             --              *             --

Robert A. Steininger                                     9,000           9,000             --              *             --

Christopher Allen                                        7,000           7,000             --              *             --

Keith Fretz                                              7,000           7,000             --              *             --

Jeffrey Steingarten                                      6,667           6,667             --              *             --

Attilio & Ida C. Miraglia Rev Trust dated 7/31/95,
Attilio Miraglia, TTEE                                   3,500           3,500             --              *             --
Ehud Nahum                                               5,000           5,000             --              *             --

Constance Fretz                                          5,000           5,000             --              *             --

Justin Tang                                              5,000           5,000             --              *             --

George H. Getz                                           2,000           2,000             --              *             --

Cecelia A. Miraglia Trust DTD 10/1/86, Cecelia A.
Miraglia, Trustee                                        4,000           4,000             --              *             --
Robert R. Kesner                                         3,000           3,000             --              *             --

Keith A. Donmoyer, IRA                                   2,000           2,000             --              *             --

Chad Miraglia                                              600             600             --              *             --

Eli Jacobson                                            27,334          27,334             --              *             --

Rutgers Casualty Insurance Company                      15,000          15,000             --              *             --

Kentucky National Insurance Company                     15,000          15,000             --              *             --

Nachum Stein                                             5,000           5,000             --              *             --

Theodore B. Smith III                                    5,000           5,000             --              *             --



                                       15

Michail Shapiro                                          2,000           2,000             --              *             --

Carroll Weinberg, M.D                                    5,000           5,000             --              *             --

Charlotte C. Weinberg                                    5,000           5,000             --              *             --

James E. Schwalbe                                          500             500             --              *             --

David S. Callan                                          6,400           6,400             --              *             --

Octagon Worldwide LTD                                   50,000          50,000             --              *       Consultant

Phil A. Worack                                          10,000          10,000             --              *       Consultant

Paul A. Schemmel                                        10,000          10,000             --              *       Consultant

Randco, Inc.                                           150,000         150,000             --              *       Consultant

Griffin Partners                                       150,000         150,000             --              *       Consultant

Mihajlo Basic                                           26,364          25,000            1,364            *             --

Renato Bautista                                         50,000          50,000             --              *             --

Charles Billings                                         3,124           3,124             --              *             --

David Cohen                                              1,444           1,000              444            *             --

Donald Epstein                                           1,103           1,000              103            *             --

Stephen Fish                                             5,000           5,000             --              *             --

H.M. Furbee                                              2,146           2,000              146            *             --

Stephen Gardner TTEE Gardner Fam TR of 1995 DTD
12-29-95                                                 7,500           7,500             --              *             --
Janet Gookin                                             1,626           1,626             --              *             --

Ronald Hadan                                            22,500          22,500             --              *             --

Ray Harbert                                             10,350          10,000              350            *             --

Nathan Jenkins                                          16,500          16,500             --              *          Attorney

Stephen Kapit                                            5,000           5,000             --              *             --

Michael Kellis                                          10,000          10,000             --              *             --

Thomas Lamb                                            100,000         100,000             --              *             --

Randall Lazar                                            5,000           5,000             --              *             --

Sam Maywood                                             10,714          10,000             714             *             --

Jeff Neil                                                6,250           6,250             --              *             --

Quantum James Harrison                                   6,763           6,250             513             *             --

Donald Rowe                                             33,216          15,624          17,592             *             --

Brian Salonen                                            6,250           6,250             --              *             --

Seascape                                                32,161          28,522           3,639             *             --

Brenda Sensenig                                          7,500           7,500             --              *             --

Al Shankle Construction                                 26,300          25,000           1,300             *             --

Ruth Swanson                                            10,000          10,000                             *             --

Lloyds Bahamas Securities                               25,000          25,000             --              *             --

David Wood                                               2,269           2,269             --              *             --

Marvin Zayon                                               604             500             104             *             --

Michael Allard                                          13,304          12,500             804             *             --

Leonard Bokert                                           1,000           1,000             --              *             --

Vasant Chheda                                           25,000          25,000             --              *             --

Gregory Costley                                          3,000           3,000             --              *             (3)

Harry Kouveliotes                                        2,000           2,000             --              *             --

Tom Morgan TTEE Morgan Rev Trust UA DTD 1-4-88          12,867          12,500              367            *             --

Robert Poh                                              25,219          12,500           12,719            *             --

Jackson Spears                                         115,000          95,000           20,000            *       Consultant

Capstone International Inc.                             79,250          79,250             --              *       Consultant


                                       16

William Tomerlin                                       643,263         127,500          515,763            3.2%    Former Director

VenBanc, Inc.                                           27,780          27,780             --              *             --

E. Andrew Sensenig, custodian for Kathryn Rae
Sensenig                                                 2,500           2,500             --              *             --

E. Andrew Sensenig, custodian for Margaret Louise
Sensenig                                                 2,500           2,500             --              *             --
Leah Alperin                                            30,000          30,000             --              *             --

Carol Dinner                                            15,000          15,000             --              *          (4)

Boenning & Scattergood, Inc.                            75,000          75,000             --              *          (5)

Gregory J. Berlacher                                    23,795          23,795             --              *          (5)

Robert A. Berlacher                                     15,054          15,054             --              *          (5)

Daniel C. Gardner                                       15,470          15,470             --              *          (5)
                                                                                                                      (5)
Ronald S. Spangler                                      12,556          12,556             --              *
                                                                                                                      (5)
Richard Johnson                                          1,000           1,000             --              *

Robert A. Powers                                         1,000           1,000             --              *          (5)

Andrea Chirieleison                                        500             500             --              *          (5)

Alan Swerdloff                                               5               5             --              *          (6)

John Gallagher                                          20,719          20,719             --              *          (6)

Preston Tsao                                             4,466           4,466             --              *          (6)

The Kelly Family Trust                                 151,507          16,500          135,007            *       Former Director

Kathleen Farwell, Trustee of the Zoe Trust             120,000         120,000             --              *       Consultant

St. Tropez Funding LTD                                  80,000          80,000             --              *       Consultant

Lighthouse Partners USA, LP                             45,000          45,000             --              *             --

Lighthouse Investment Fund L.P.                         45,000          45,000             --              *             --

Ernich R. Ozada, IRA                                    20,000          20,000             --              *             --

Pharos Fund Limited                                    140,000         140,000             --              *             --

Erinch R. Ozada                                         95,000          95,000             --              *       Consultant

Balkin Zihnali                                           5,000           5,000             --              *             --

Terry Pullan                                            25,000          25,000             --              *       Employee

Jaqualine J. Holloway                                   75,436          75,436             --              *       Employee's
                                                                                                                   Spouse
Steven H. Holloway                                      75,436          75,436             --              *       Employee

David Sherry                                             2,858           2,858             --              *       Employee

Diane Jacobson                                           1,875           1,875             --              *       Employee

Frank Wenzl                                              5,000           5,000             --              *       Employee

Peter Davis                                              3,636           3,636             --              *       Employee

Peter Krause                                           159,183         159,183             --              *       Employee

Richard Bellamy                                          3,636           3,636             --              *       Employee

Steven Hightower                                       186,977         186,977             --              *       Employee

Terradatum, LLC                                        117,652         117,652             --              *             --

Real Estate Technology Institute Inc.                   28,000          28,000             --              *          (7)

Dennis Gauger                                           10,000          10,000             --              *       Consultant

John Peretz                                             18,100          18,100             --              *       Consultant

Clifford Baird                                          25,000          25,000             --              *       Employee

Debra Nevins                                             6,000           6,000             --              *       Employee

BRIT&I LLC                                              50,000          50,000             --              *       Consultant

BuySellBid.com, Inc.                                   507,615         507,615             --              *             --

Mark A. Spraetz                                         37,301          37,301             --              *       Employee

D. Lynn  Spraetz                                        37,301          37,301             --              *       Employee's
                                                                                                                   Spouse
Dawn Bertsche, TTEE Spraetz Children's Trust             6,488           6,488             --              *       Employee's Trust
                                                     -------------------------

Total                                                7,050,897       6,188,619


* less than one percent

     (1)  Mr. Rotter is a Director of the Company.

     (2) Mr. Bradley N. Rotter, a Director of the Company, is the chairman of Point West Ventures, L.P.

     (3) Mr. Costley is the Chairman of the Board, Chief Executive Officer and a Director of the Company.

     (4) Boenning & Scattergood, Inc. acted as Placement Agent in connection with the Company's Private Placement dated December 8, 1998.

     (5) Employees of Boenning & Scattergood, Inc. who acted as Placement Agent in connection with the Company's Private Placement dated December 8, 1998.

     (6) Employees of Sunrise Securities, Inc. who acted as Placement Agent in connection with the Company's Private Placement dated December 8, 1998.

     (7) Real Estate Technology Institute, Inc. is controlled by Kevin McCarthy who is an employee of the company.

         We have agreed to pay full costs and expenses in connection with the issuance, offer, sale and delivery of the shares, including but not limited to, all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay selling commissions and expenses associated with any sale by the selling shareholders.

         Beneficial ownership is determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. As of December 1, 1999, we believe that each person named in the table has sole voting and investment power with respect to all of the shares of our common stock listed as beneficially owned by it. The information contained in the foregoing table is derived from the books and records of the Company, as well as the Company's transfer agent.

         The selling shareholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since December 1, 1999 in transactions exempt from the registration requirements of the Securities Act of 1933. The selling shareholders may sell all, part or none of the shares of common stock listed above.

         Generally, only selling shareholders indentified in the foregoing table who beneficially own the shares of common stock set forth opposite their respective names may sell such offered shares pursuant to the Registration Statement of which this prospectus forms a part. We may from time to time include additional selling shareholders in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

         The shares offered hereby may be sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market (including the Nasdaq SmallCap Market of The Nasdaq Stock Market), or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods:

                  (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

                  (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

                  (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

                  (d) face-to-face or other direct transactions between the selling shareholders and purchasers without a broker-dealer or other intermediary.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders in amounts to be negotiated in connection with the sale. Such broker-dealers and agents and any other participating broker-dealers or agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 might be sold under Rule 144 rather than pursuant to this prospectus.

         In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholders may also sell shares short and deliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell pursuant to this prospectus. The selling shareholders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Information as to whether an underwriter(s) who may be selected by the selling shareholders, or any other broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters who may be selected by the selling shareholders, or any broker-dealer, acting as principal or agent for the selling shareholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or through such dealer or broker.

         We have advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

         It is anticipated that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

         Except as specifically set forth herein, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Jenkins & Carter, Reno, Nevada. Jones, Day, Reavis, & Pogue, Chicago, Illinois and Cleveland, Ohio from time to time acts as counsel for HomeSeekers and its subsidiaries.

                                     EXPERTS

         The financial statements of HomeSeekers as of June 30, 1999 and 1998, and for each of the two fiscal years in the period ended June 30, 1999, incorporated by reference into this prospectus, have been audited by Albright, Persing & Associates, Limited, independent certified public accountants to the extent and for the periods set forth in their report, and are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

         The Nevada General Corporation Law allows a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation. In addition, a Nevada corporation may indemnify against expenses, including attorney's fees, and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of such suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

         In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim as to which the person has been found to be liable to the corporation. The exception is if the court in which such action was brought determines that the person is reasonably entitled to indemnity for expenses.

         The Nevada General Corporation Law further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorneys' fees, actually and reasonably incurred by him or her.

         Our by-laws provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under Nevada General Corporation Law from time to time. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. In addition, we have procured officers and directors liability insurance providing for coverage in the aggregate amount of $3,000,000.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 is permitted as to our directors, officers and controlling persons, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than our payment in the successful defense of any action, suit or proceeding, is asserted, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy. We will be governed by the final adjudication of such issue.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements, information statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the public reference facilities the Securities and Exchange Commission maintains at:

         Room 1024, Judiciary Plaza
         450 Fifth Street, N.W.
         Washington, DC  20549

         and at the Securities and Exchange Commission's Regional Offices located at:

         Chicago Regional Office                            New York Regional Office
         Citicorp Center                                    13th Floor, Seven World Trade Center
         Suite 1400, Northwestern Atrium Center             New York, NY  10048
         500 West Madison Street
         Chicago, IL  60661

and you may also obtain copies of such material by mail from the Public Reference Section of the Securities and Exchange Commission at:

         Public Reference Room
         450 Fifth Street, N.W.
         Washington, DC  20549

at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.

         The Securities and Exchange Commission also maintains a Web site on the World Wide Web, the address of which is http://www.sec.gov. That site also contains our Securities and Exchange Commission filings. Our Securities and Exchange Commission filings and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market, Reports Section, at:

         1735 K Street, N.W.
         Washington, DC  20006

         This prospectus is part of a Registration Statement filed by us with the Securities and Exchange Commission. It does not contain all the information included or incorporated by reference in the Registration Statement. The full Registration Statement can be obtained from the Securities and Exchange Commission as indicated above or from us.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares of common stock covered by this prospectus:

          o    Annual Report on Form 10-KSB for the year ended June 30, 1999.

          o Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999.

          o Amendment to the Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 1999.

          o Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 1999.

          o Current Report on Form 8-K filed with the Securities and Exchange Commission on October 5, 1999.

          o Current Report on Form 8-K filed with the Securities and Exchange Commission on October 15, 1999.

          o Amendment to the Quarterly Report on Form 8-K/A filed with the Securities and Exchange Commission on December 1, 1999.

          o The description of our common stock contained in Amendment No. 3 to our registration statement on Form 10-SB, Commission File No. 000-23835, as filed with the Securities and Exchange Commission on October 6, 1998.

         You may request a copy of these filings, at no cost, by writing or telephoning us using the following contact information:

                            Chief Financial Officer
                            HomeSeekers.com, Incorporated
                            6490 South McCarran Boulevard, Suite D-28
                            Reno, Nevada  89509
                            (775) 827-6886

         You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that the affairs of HomeSeekers may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

         We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                          HOMESEEKERS.COM, INCORPORATED

                                6,188,619 SHARES

                                 OF COMMON STOCK

                             -----------------------

                                   PROSPECTUS

                             -----------------------



                             _________________, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses in connection with the sale and distribution of the common stock being registered, other than underwriting discounts and commissions. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee.............    $  7,233
Legal fees and expenses.........................................      20,000
Accounting fees and expenses....................................      22,000
Financial printing..............................................      10,000
Transfer agent fees.............................................       3,000
Blue sky fees and expenses......................................       3,000
Miscellaneous...................................................       4,767
                                                                    --------

          TOTAL.................................................    $ 70,000

None of the foregoing expenses are being paid by the selling shareholders.

Item 15.  Indemnification of Directors and Officers.

         Section 78.751 of the Nevada General Corporation Law, provides as follows:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper under the circumstances. The determination must be made:

                  (a)      By the stockholders;

                  (b) By the board of Directors by majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding;

                  (c) If a majority vote of a quorum consisting of Directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

                  (d) If a quorum consisting of Directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and Directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than Directors or officers may be entitled under any contract or otherwise by law.

         6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

            (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any Director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

            (b) Continues for a person who has ceased to be a Director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         Article IX of the Company's Revised Bylaws provides as follows:

         Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any by-law, agreement, vote of Shareholders, provision of law or otherwise, as well as their rights under this Article.

         The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

         The indemnification provisions above provided shall include, but not be limited to, reimbursement of all fees, including amounts paid in settlement and attorneys' fees actually and reasonably incurred, in connection with the defense or settlement of any action or suit if such party to be indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation. Indemnification may not be made for any claim, issue or matter as to which the person claiming indemnity has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom to be liable to the Corporation or for amounts paid in settlement to the Corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

         In accordance with the foregoing, the Company has obtained officers and directors liability insurance with an aggregate coverage of $3,000,000.

Item 16.  Exhibits.

         See exhibit index.

Item 17.  Undertakings.

A.       The undersigned registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement:

                  (iii) Include any additional or changed material information on the plan of distribution;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. The undersigned registrant hereby undertakes to, for determining any liability under the Securities Act, treat each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering of those securities.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno and the State of Nevada, on the 3rd day of December, 1999.

                                    HOMESEEKERS.COM, INCORPORATED

                                    By: /s/ Gregory L. Costley
                                        ----------------------------------------
                                        Gregory L. Costley, Chairman and Chief
                                        Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                                              DATE
---------                                   -----                                              ----
    /s/ Gregory L. Costley                  Chairman of the Board, Chief                December 3, 1999
------------------------------------        Executive Officer and Director
Gregory L. Costley                          (Principal Executive Officer)



    /s/ James A. Dykstra                    Chief Financial Officer                     December 3, 1999
------------------------------------        (Principal Accounting Officer)
James A. Dykstra

    /s/ John Giaimo                         President, Chief Operating Officer          December 3, 1999
------------------------------------        and Director
John Giaimo

   /s/ Doug Swanson                         Vice Chairman of the Board,                 December 3, 1999
------------------------------------        Executive Vice President and
Doug Swanson                                Director


   /s/ Greg Johnson                         Chief Technology Officer                    December 3, 1999
------------------------------------        and Director
Greg Johnson

   /s/ Bradley N. Rotter                    Director                                    December 3, 1999
------------------------------------
Bradley N. Rotter

   /s/ David Holmes                         Director                                    December 3, 1999
------------------------------------
David Holmes

* The undersigned, by signing his name hereto, does hereby sign and execute this Registration Statement pursuant to the Power of Attorney executed by the above-named officers and directors of the Registrant and which has been filed with the Securities and Exchange Commission on behalf of such officers and directors.

   /s/ Gregory L. Costley                                                               December 3, 1999
------------------------------------
Gregory L. Costley, Attorney-in-Fact

                                INDEX TO EXHIBITS

Exhibit No.                        Description of Document

     5.1          Opinion of Jenkins & Carter
    23.1          Consent of Jenkins & Carter (see Exhibit 5.1)
    23.2          Consent of Albright, Persing & Associates, Limited
    24.1 Power of Attorney executed by officers and directors of HomeSeekers.com, Incorporated